REAL ESTATE ACQUISITION CONTRACT

           THIS CONTRACT is made and entered into as of the 7th day of April,
2003,   by   and  between  ROSEMARY  WILLIAMS  HARDMAN  (SELLER)   and   DOGS
INTERNATIONAL, a Nevada corporation, or its Nominee, (BUYER);


                      W I T N E S S E T H

           In consideration of the mutual covenants set forth herein, the parties hereby agree as follows:

     Section 1.  Property to be Conveyed.

           Subject to the terms, provisions and conditions hereinafter set forth, Seller hereby agrees to convey to Buyer, and Buyer hereby agrees to accept from Seller:

           1.1 good and indefeasible title in fee simple to those certain tracts or parcels of land situated in Flagler County, Florida ("the Land") as more fully described in Exhibit "A", attached hereto, together with all personal property as more fully described in Exhibit "B" attached hereto and improvements thereon (hereinafter referred to collectively as the "Improvements"), (the Land, the Improvements and the personal property being referred to collectively as the "Property");

           The Property shall be conveyed by Seller to Buyer, free and clear of all liens, claims, reservations, restrictions, encroachments, and other encumbrances of whatsoever nature ("Encumbrances"), except for certain deeds of trust more fully described below.

          Section 2.  Acquisition Price.

           The acquisition price ("Acquisition Price") to be paid by Buyer to Seller for the Property shall be a minimum of Five Hundred Thousand Dollars ($500,000) and adjusted based on the appraised value of the real property together with the assumed value of the personal property listed on Exhibit "B", payable as follows:

          2.1. The Buyer shall assume the current encumbrances, including any Deeds of Trust, against the property as determined following a final title report to be attached to this Agreement by Addendum as Exhibit "E"; and

          2.2. Two Hundred Thousand Dollars ($200,000) shall be paid by Buyer as the result of Seller holding a Note and Trust deed on the property, a draft of which is attached hereto as Exhibit "C"; and

           2.3. The difference, if any, between the appraised value of the property and the assumed loan amounts referenced in Section 2.1 above plus the Note referenced in Section 2.2 above, shall be paid by the Buyer in the form of shares of Series A Convertible Preferred Stock of Dogs International (OTC:BB-DOGN), as determined by the formula below, at a per share price of
$6.00. The rights and preferences of the preferred stock as set forth in Exhibit "D" attached hereto and incorporated by reference.

                          APP.V - (AL + N) / 6 = PS

Where:         APP.V is the appraised value of the Property;
          AL is the Assumed Loan values referenced in Section 2.1;
          N is the Note referenced in Section 2.2 in the amount of $200,000;
and
          PS is the number of Series A Convertible Preferred Shares to be issued.

          Section 3.  Escrow.

           3.1 Within five (5) business days after the execution of this agreement by both parties, a signed copy of the Agreement shall be deposited with the Title Company referred to in Section 3.2 below, in order to open an escrow to complete the purchase and sale herein contemplated.

           3.2 Within ten (10) days after Buyer receives all of the information and other matters provided for in Section 4 hereof, Buyer shall deliver to Flagler Abstract Title Company, ("Title Company") the executed promissory note and the shares of Series A Convertible Preferred Stock of Dogs International, if necessary

          Section 4.  Title Report, and Other Information.

           4.1 By not later than ten (10) days after the date hereof, Seller, at its sole cost and expense, shall deliver or cause to be delivered to Buyer, a title report ("Title Report") from the Title Company, setting forth the status of title to the Real Property, together with a true and correct copy of all documents referred to in the Title Report. As used herein, "Encumbrances" shall mean all liens, restrictions, reservations, outstanding mineral rights, leases, easements, rights-of-way, encroachments, and other matters affecting title to the Real Property and all exceptions, printed or typed, to be included in the Owner's Title Policy provided for in Sections
5.2 hereof.

           4.2 Buyer may notify Seller of any objections Buyer may have with respect to the Encumbrances disclosed by the Title Report. If Buyer does not so notify Owner within five (5) days after all of the information and other matters provided for in the Section 4 have been delivered to Buyer, then Buyer shall be deemed to have waived any objections to the Encumbrances disclosed in the Title Report, and such Encumbrances shall be "Permitted Encumbrances", and Buyer shall purchase the Property subject to such Permitted Encumbrances. If Buyer notifies Seller within said five (5) day period of any objections to the Encumbrances disclosed in the Title Report, then the Encumbrances as to which Buyer objects shall be "Additional Encumbrances" and the Encumbrances in the Title Report and Survey to which Buyer does not object shall be "Permitted Encumbrances". If Seller has not within ten (10) days prior to Closing, cured all Additional Encumbrances, then Buyer, at any time, at or prior to Closing, may:

               4.3.1 terminate this Contract by giving written notice thereof to Seller, whereupon the Escrow money shall be refunded to Buyer free and clear of all rights and claims by Seller with respect thereto and neither party shall have any further rights or obligations hereunder, or

                4.3.2 consummate the purchase of the Property subject to any or all of the Additional Encumbrances, in which event the Acquisition Price shall be reduced by the amount of money necessary to discharge all liens and claims which are or which may result in a lien (other than easements, encroachments, restrictions and mineral reservations) which are Additional Encumbrances.

                4.3.3 Buyer, at its option, may terminate this Contract by giving written notice thereof at or prior to the expiration of such ten
     (10) day period, whereupon neither party shall have any further rights or obligations hereunder,

                               OR

                4.3.2 Buyer may waive such objections and proceed as if  this
     Section 4.3 were not part of this Contract.

           If Buyer fails timely to give any such notice, then Buyer shall conclusively be deemed to have elected alternative 4.3.2.

          Section 5.  Closing.

           5.1  The  closing of escrow ("Closing") of the conveyance  of  the
Property by Seller to Buyer shall occur on or before April 30, 2003. If the date for the Closing is a Saturday, Sunday or holiday for Title Company or the County Clerk of Flagler County, Florida, then the Closing shall occur on the second business day thereafter that is not a Saturday, Sunday or such a holiday. Such actual date of Closing is hereinafter referred to as the "Closing Date". The Closing shall occur in the offices of Title Company or at such other place as may be agreed to by the parties hereto.

           5.2 At the closing, Buyer, at its sole cost and expense, shall deliver to or cause to be delivered to Seller Payment in accordance to the provisions of Section 2 above.

           5.3 All taxes, assessments, and utilities shall be prorated as of the Closing Date. The provisions of this Section 5.3 shall survive the Closing.

          5.4 Buyer shall pay its attorney's fees relating to the preparation and negotiation of this Contract and closing documents hereunder, one-half of any escrow fees, all recording costs for conveyancing documents to Buyer. Seller shall pay all other closing costs.

           5.5 Seller shall deliver to Buyer possession of the property upon completion of the Closing.

           5.6 Representatives of Seller and Buyer shall cooperate with the Title Company via telephone and mail to have all documents executed and to the Title Company no later than 10:00 o'clock a.m. on the business day immediately preceding the Closing Date and shall review all Closing documentation and financial information to be included in the closing statements. The said information shall include all items of expense which are to be prorated. Preliminary closing statements shall be prepared at such meeting and adjusted for any changes occurring between the date of such meeting and the Closing Date. All prorations shall be made such that Buyer is credited or debited with all matters for the day on which the Closing occurs.

           5.7 All items to be prorated between Seller and Buyer, as well as other charges and credits reflected on the closing statements of the parties, shall be based upon the best information available to the parties at the time of Closing. In the event, following Closing, either party discovers that any items prorated, charged, or credited pursuant to the provisions of this
Section 5.7 was erroneous, or was based upon any inaccurate estimate, then such party shall notify the other party of such error and an appropriate adjustment shall be made between the parties so that any such item will have been correctly and accurately prorated, charged, or credited between the parties. Any such amount shall be due and payable ten (10) days following demand for payment thereof accompanied by such documents as may reasonably be required to establish the accuracy of such adjustment. The provisions of this Section 5.7 shall survive the Closing.

          Section 6.  Warranties by Seller.

           6.1 Seller makes the following convents, representations, and warranties and acknowledges that Buyer's entering into this Contract has been made, and Buyer's acquisition of the Property will have been made, in material reliance on the part of Buyer on said covenants, representations and warranties:

                6.1.1 Seller warrants that there are no restrictions on entrance to or exit from the property from the adjacent public streets:

                6.1.2 There are not now, and as of the close of excrow there will not be, any violation of any law, ordinance, rule, or administrative or judicial order affecting the property, nor is there any condemnation, zoning change, or other proceeding or action (including legislative action) pending, threatened, or contemplated by any governmental body, authority, or agency that will in any way affect the size of, use of, improvements on, construction on, or access to the property.

           6.1.3 Seller covenants and agrees that neither it nor, to the best of Seller's knowledge, neither Seller nor any other person, has ever caused or permitted any "Hazardous Material" (as hereinafter defined) to be placed, held, located or disposed of on, under or at the Property or any part thereof or into the atmosphere or any watercourse, body of water or wetlands, or any other real property legally or beneficially owned (or any interest or estate in which is owned) by Seller and none of the Property, any part thereof or any other real property legally or beneficially owned (or any interest or estate in which is owned) by Seller has ever been used (whether by Seller or by any other person) as treatment, storage or disposal (whether permanent or temporary) site for any Hazardous Material. For purposes of this Agreement, "Hazardous Material" means and includes any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superhien" law, the Toxic Substances Control Act or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material as now or at any time hereafter in effect (collectively, the "Statutes"), or any other hazardous, toxic or dangerous waste, substance or material.

     Seller hereby agrees to defend, indemnify and hold harmless Buyer from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every land whatsoever (including, without hnutation, court costs and attoney's fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against Buyer for, with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from the Property into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material (including, without limitation any losses, liabilities, damages, injuries, costs, expenses, or claims asserted or arising under the Statutes).

      6.2 All representations and warranties contained herein or made in writing by Seller in connection with the transaction herein provided for shall be true and correct on the date hereof and on the Closing Date and liability for misrepresentation or breach of warranty or covenant shall survive the execution and delivery of this Contract and the Closing. It is agreed that Buyer's damages resulting from a misrepresentation or breach of warranty or covenant by Seller shall include all loss, damage, liability or expense, including court costs and reasonable attorney fees, reasonably incurred or sustained by Buyer in connection therewith. The liability of Seller after the Closing by reason of such representations, warranties, and covenants shall be unaffected by any investigation (which investigation does not actually reveal to Buyer the existence of a misrepresentation or breach of warranty or covenant) made by or on behalf of Buyer.

          Section 7.  Waiver

           The waiver by Buyer of any provision hereof shall not invalidate this Contract and shall not be deemed to be a waiver by Buyer of any other provisions hereof. The waiver by Buyer of any of the time for performing any act shall not be deemed to be a waiver of the time for performing any other act or a similar act required to be performed at a different time.

          Section 8.  Access.

           Buyer shall have the right to inspect and Seller shall make available to Buyer, the Property and all agreements and documents in the possession or control of Seller or its agents or employees relating thereto at any and all times during normal business hours, with or without notice.

          Section 9.  Insurance.

           Seller shall maintain in effect through the Closing Date public liability insurance in amounts equal to or greater than provided in currently written policies.

          Section 10.  Commission.

           The parties herein agree that there are no real estate commissions due any party as the result of this Agreement.

          Section 11.  Notices.

           Any notice required or permitted hereunder shall be in writing, with copies as provided below. Notice shall be deemed effective upon receipt by the party to be notified or upon deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to be notified at the address hereinafter specified. Either party may change its address upon at least ten (10) days prior written notice to the other party.

          The address of the Seller shall be:

          Rosemary Williams Hardman
          711 John Anderson Highway
          Flagler Beach, Florida  32136


          The address of the Buyer shall be:

          DOGS INTERNATIONAL (or its Nominee)
          2950 East Flamingo Road, Suite E-5
          Las Vegas, Nevada 89121

          Section 12.  Modification.

           This Contract constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and no modifications or changes hereof shall be binding on either party hereto unless set forth in writing, duly executed by the parties hereto.

          Section 13.  Assigns.

           This Contract shall insure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns. Buyer shall have the right to assign this Contact to a Partnership formed by Buyer upon giving written notice thereof to Seller at any time at or prior to the Closing. Any such notice shall be effective only upon actual receipt, notwithstanding anything to the contrary contained herein. In the event of any assignment hereof by either party hereto, any reference herein to such party shall refer to such party's assignee.

          Section 14.  Law Governing.

          This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

          Section 15.  Counterparts.

          It is specifically agreed that this Contract may be executed in one or more counterparts, all of which shall be taken together to constitute but one and the same instrument and shall be binding upon each party who may sign a counterpart of this instrument.

          Section 16.  Terminology.

           The captions beside the section numbers of this Contract are for reference only and shall not modify or affect this Contract in any manner whatsoever. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

          Section 17  Acceptance.

           This Contract shall be null and void, unless by not later than April 7, 2003, counterparts hereof are executed by Seller and Buyer, and delivered to Escrow.

          Section 18.  Attorney's Fees.

           In the event of any litigation between the parties hereto with respect to any rights or obligations hereunder, the unsuccessful party to any such litigation shall pay to the successful party therein all costs and expenses, including but not limited to court costs and reasonable attorney's fees incurred therein by such successful party, which costs, expenses and reasonable attorney's fees shall be included in, and as a part of, any judgement rendered or settlement in such litigation. The provisions of this
Section 19 shall survive the Closing or termination of this Contract.

          Section 19.  Entire Agreement.

           This Contract, including the Exhibits hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements an understandings of the parties in connection therewith.

      IN WITNESS WHEREOF the parties hereto have executed this Real Estate Acquisition Contract this 7th day of April, 2003.


SELLER:

                         _______________________________________
                         ROSEMARY WILLIAMS HARDMAN


BUYER:                   DOGS INTERNATIONAL


                         BY: __________________________________
                              Roxana I. Vargas, President

                                 EXHIBIT "A"
                       LEGAL DESCRIPTION


A parcel of land lying in the Northeast quarter (1/4) of Section 14, Township 12 South, Range 31 East, Flagler County, Florida, being more particularly described as follows:

From a point of Reference being the Northeast corner of Section 14, Township
12 South, Range 31 East, bear S01 degrees 09'23" E along the East line of said section 14 a distance of 341.71 feet to the Point of Beginning of this description:
Thence continue S01dagrees 09'23" E along the East line of Section 14 a distance of 318.39 feet; thence S88degrees49'28"W leaving the East line of Section 14, a distance of 710.19 feet to the Easterly right-of-way of John Anderson Highway (100' R/W); thence N18degrees 4'46"W along the Easterly right-of-way of said John Anderson Highway, a distance of 289.76; thence N71 degrees 45'04"E leaving the Easterly right-of-way of John Anderson Highway, a distance of 141.01 feet; thence N88degrees 49'28"E 660.57 feet to the Point of Beginning of this description.

Parcel contained 5.4786 acres more or less.

                          EXHIBIT "B"
                   CERTAIN PERSONAL PROPERTY



`99 Mercedes $35,000
`02 Chevrolet pick up truck $15,000
`97 Ford Explorer $10,000
`00 Chevrolet Express Van $18,000

Phones - $1500.00
Desks - $300.00
Time clock - $200.00 w/ cards
Computers - $5, 000.00
Display case - $150.00
Printers - $300.00
Fax machine - $300.00 w/ printer $500.00
Scanner - $150.00
Fireplace - $450.00
Artwork - $1500.00
Filing cabinets - $200.00
Office chairs - $1,000.00 (7)
Beds for suites - $800.00
(9) Picnic tables - $900.00
Umbrellas - $400.00
Outside tables + chairs - $1500.00
(2) Tractors - $2500.00
Hammocks - $300.00
Gliding chairs - $400.00
(6) Adirondack chairs - $600.00
(2) Washing machines - $400.00

TOTAL          $97,350.00
                ========

DRAFT
                          EXHIBIT "C"
                        PROMISSORY NOTE




$200,000.00                                       Date: April ____, 2003



     FOR VALUE RECEIVED, DOGS INTERNATIONAL, a Nevada Corporation (or nominee), hereby promises to pay to ROSEMARY WILLIAMS HARDMAN, or nominee, the sum of Two Hundred Thousand Dollars ($200,000.00) together with interest at the rate of six percent (6%) per annum.

      Payments of interest only shall be made semi-annually beginning October ___, 2003 and continuing every six months thereafter until the entire amount of Principal and Interest shall be paid in full.

     The entire amount of this Note, including principal and accrued interest, shall be paid in lawful money of the United States on or before five (5) years from the date of this Note. This Note may be prepaid without penalty to maker.

     Upon default in the payment of any installment or any interest, or any sum due hereunder, the aggregate amount of this note, or any sum due hereunder, at the holder's option shall, without notice or demand, at once become due together with interest at the maximum legal rate, collection charges, and attorney's fees.

     The undersigned hereby waives presentment, demand for payment, notice of dishonor, notice of protest and protest, and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement, or guaranty of this instrument.

                              DOGS INTERNATIONAL


                              By_________________________________________
President

                          EXHIBIT "D"
              SERIES A CONVERTIBLE PREFERRED STOCK


                 - REVERSE OF PREFERRED STOCK CERTIFICATE -

THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, THE SECURITIES SHALL NOT BE AVAILABLE FOR CONVERSION PRIOR TO TWELVE (12) MONTHS FROM THE DATE HEREOF.

     The rights, preferences, restrictions and other matters relating to the 7.5% Series A Preferred Stock are as follows:

1. DESIGNATION. Preferred Stock is designated as Dogs International's (the "Corporation") 7.5% Series A Preferred Stock (the "Preferred Stock") and is subject to the terms and conditions of the Real Estate Acquisition Contract (the "Purchase Agreement") of even date herewith between the Company and Rosemary Williams Hardman ("Investor").

2. DIVIDEND PROVISIONS. The holders of the Preferred Stock will be entitled to a preferred dividend at the rate of 7.5% per annum. Dividends on the Preferred Stock will be cumulative and shall be paid in additional shares of Preferred Stock at a price equal to $6.00 per share and will contain all the rights and privileges and be subject to all the terms and conditions as set forth herein. Dividends shall be paid semi-annually.

3.   LIQUIDATION PREFERENCE.

     (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of series of preferred stock that may from time to time come into existence, the holders of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $6.00 for each outstanding share of Preferred Stock (the "Original Series A Issue Price") and (ii) an amount equal to 12% of the Original Series A Issue Price for each 12 months that has passed since the date of issuance of any Preferred Stock plus any accrued or declared but unpaid dividends on such share (such amount (of declared but unpaid dividends) being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of preferred stock that may from time to time come into existence, the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

     (b)   Upon  the  completion of the distribution required by subparagraph
(a) of this Section 3 and any other distribution that may be required with respect to series of preferred stock that may from time to time come into existence, the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).

     (c) (i) For purposes of this Section 3, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or (B) a sale of all or substantially all of the assets of the corporation; unless the corporation's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

          (ii) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

          (A) Securities not subject to investment letter or other similar restrictions on free marketability (covered by (B) below):

               (1) If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

               (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three
          (3) days prior to the closing; and

               (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

          (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          (iii) In the event the requirements of this subsection 3(c) are not complied with, this corporation shall forthwith either:

          (A) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

          (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(c)(iv) hereof.

          (iv) The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the shareholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this
Section 3, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

4.   REDEMPTION.

     (a) This corporation may following twelve (12) months from the date hereof (the "Redemption Date"), at the option of the Board of Directors, redeem in whole or in part the Preferred Stock by paying in cash in exchange for the shares of Preferred Stock to be redeemed a sum equal to $8.00 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the "Redemption Price"). Any redemption effected pursuant to this subsection (4)(a) shall be made on a pro rata basis among the holders of the Preferred Stock in proportion to the number of shares of Preferred Stock then held by them.

     (b) Subject to the rights of series of preferred stock which may from time to time come into existence, at least thirty (30) but no more than sixty
(60) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection (4)(c) on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of preferred stock which may from time to time come into existence, if the funds of the corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of preferred stock which may from time to time come into existence, at any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

5. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time following the first anniversary of the date of issuance of such share and on or prior to the fifth (5th) day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Preferred Stock, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The Conversion Price per share for shares of Preferred Stock shall be calculated as follows:

If the Preferred Stock is converted between the first anniversary and prior to the fifteenth (15th) month from the date of issuance, the Conversion Price per share shall be equal to the Original Series A Issue Price; or

If following the fifteenth (15th) month from the date of issuance the corporation's Common Stock is publicly traded on NASDAQ, Over-the-Counter Bulletin Board, BBX, or other national stock exchange, the Conversion Price shall be 80% of the average closing price of the Common Stock for the 30 days prior to the date of conversion ("Trading Conversion Price"), however, in no event shall the Conversion Price be less than the Original Series A Issue Price.

     (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock on the first day of the eighteenth (18th) month following the original issue date of the Preferred Stock, at a Conversion Price equal to the greater of the Trading Conversion Price or the Original Series A Issue Price.

     (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, she shall surrender the certificate or certificates therefore, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

     (d) No Impairment. This corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

     (e) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but un-issued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but un-issued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but un-issued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the corporation's Articles of Incorporation.

     (f) Notice. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

6. VOTING RIGHTS. The holder of each share of Preferred Stock shall not have any voting rights.

7. PROTECTIVE PROVISIONS. So long as any shares of Series A Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of

Preferred Stock which is entitled, other than solely by law, to vote with respect to the matter, and which Preferred Stock represents at least a majority of the voting power of the then outstanding shares of such Preferred
Stock:

     (a) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares;

     (b) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

     (c) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Preferred Stock with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred Stock.

                                                                    Exhibit A

                            NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Preferred Stock or portion thereof)

The undersigned hereby irrevocably elects to convert __________ shares of Preferred Stock represented by Certificate No. _________ into shares of Common Stock, Par Value $0.001 per share (the "Common Stock"), of Dogs International (the "Company") as of the Date of Conversion (which shall be the date of receipt by facsimile by the Company of this Notice of Conversion). If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates as reasonably requested by the Company or its Transfer Agent.

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration under the Securities Act or in compliance with an exemption from registration under the Securities Act.

If the stock certificate is to be made out in another person's name, fill in the form below:
_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
                                     ___
          (Print or type other person's name, address and zip code)
_____________________________________________________________________________
_
(Insert assignee's U.S. social security or tax identification number, if any)

Conversion calculations:
                                 Date of Conversion

                                 Applicable Conversion
                                 Price

Total number of shares           $
(assuming interest payable       Accrued Interest
in shares)
                                 [Name of Holder]

                                 By:
                                    Name:
                                    Title:

                                 EXHIBIT "E"

                            LIST OF ENCUMBRANCES

                      (TO BE ATTACHED AT A LATER DATE)